Exhibit 99.1

Hungarian Telephone and Cable Corp. Announces 1st Quarter 2008 Financial Results

SEATTLE--(BUSINESS WIRE)--Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today its results for its first quarter ended March 31, 2008.

RESULTS FOR FIRST QUARTER

With the inclusion of Invitel for the full quarter, HTCC increased its revenue by 168% during the first quarter ended March 31, 2008 to $131.5 million as compared to revenue of $49.1 million for the first quarter ended March 31, 2007. HTCC's first quarter 2008 gross margin increased by 216% to $75.8 million as compared to $24.0 million for the first quarter 2007. Income from operations increased by 236% in the first quarter 2008 to $22.5 million compared to $6.7 million in the first quarter 2007. HTCC’s net income attributable to common stockholders for the first quarter 2008 was $4.0 million, or $0.24 per (diluted) common share, as compared to net loss attributable to common stockholders of $(54.7) million, or $(4.22) per (diluted) common share for the first quarter 2007.

Mass Market Voice - HTCC's Mass Market Voice revenue grew by 371% from $8.9 million in the first quarter 2007 to $41.9 million in the first quarter 2008, mainly due to the inclusion of Invitel and Tele2 Hungary.

Mass Market Internet - HTCC continued its growth in its Mass Market Internet business reflecting the continued growth in broadband DSL Internet penetration both inside and outside its historical concession areas. HTCC's Mass Market Internet revenue increased to $13.5 million in the first quarter 2008 as compared to $1.1 million in the first quarter 2007. HTCC increased its broadband DSL customer base from approximately 12,000 subscribers as of the end of the first quarter 2007 to 124,000 subscribers as of the end of the first quarter 2008, mainly due to the addition of Invitel.

Business - HTCC's Business revenue grew by 155% from $14.6 million in the first quarter 2007 to $37.2 million in the first quarter 2008, mainly as a result of the inclusion of Invitel.

Wholesale - HTCC's Wholesale revenue increased 59% from $24.5 million in the first quarter 2007 to $38.9 million in the first quarter 2008, primarily due to the Invitel and Memorex acquisitions.

HTCC’s net cash provided by operations was $17.3 million for the quarter ended March 31, 2008. HTCC's cash and cash equivalents as of March 31, 2008 was $47.5 million.

Please note that when comparing the financial results for the quarter ended March 31, 2008 to the financial results for the quarter ended March 31, 2007, the reported results in U.S. dollars have been affected by the difference between the average Hungarian forint/U.S. dollar exchange rates during such periods. The Hungarian forint appreciated by 11% when calculating the average Hungarian forint/U.S. dollar exchange rate during the period ended March 31, 2008 as compared to the average Hungarian forint/U.S. dollar exchange rate during the period ended March 31, 2007.

For the benefit of its global financial investors, HTCC has provided certain tables of financial information in Hungarian forints and euros, the currencies in which HTCC primarily generates its revenues and pays its expenses. HTCC’s debt facilities are also denominated in euros and forints. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

COMMENTS FROM MARTIN LEA

Commenting on the financial results, HTCC's President and CEO Martin Lea said, "I am very pleased with our first quarter 2008 financial results. One year after the Invitel Acquisition and the installation of a new management team and six months after the Tele2 Hungary Acquisition, I am happy to report that we have made excellent progress in combining the companies and capitalizing on the synergies and growth opportunities. With the Memorex Acquisition recently completed, we now have additional growth opportunities through leveraging our position as the Central and Eastern European region’s leading provider of data and capacity services. I remain very positive and excited about the possibilities for HTCC in both the near- and long-term.”

Mr. Lea went on to say, “Our first quarter 2008 financial results reflect a lot of hard work and great commitment from all of our people. This is, in particular, reflected in the very significant uplift in Adjusted EBITDA which demonstrates the logic of the HTCC-Invitel combination. We still face many challenges and competition, but I am encouraged by these results, which are fully in line with our expectations. I look forward to our conference call on May 20th to discuss our financial results in greater detail."

CONFERENCE CALL

On Tuesday, May 20, 2008 (at 14:00 UK time, 15:00 CET, 9:00 AM ET) the CEO and CFO of HTCC will host a conference call to discuss its first quarter 2008 financial results. You can participate in the conference call by dialing +44-20-8515-2301 (UK), 800-279-2280 (UK toll free), +1-480-248-5085 (International) or +1-800-762-8908 (U.S. toll free) and referencing “Hungarian Telephone and Cable Corp.”

A web cast of the call and the presentation materials will be available on the HTCC web site at www.htcc.hu on the investor presentations and bondholder filings page under investor relations. The web cast will be archived for 30 days.

In addition, a replay of the call will be available two hours after the call has ended and through May 27, 2008. To access the replay of the call in the UK, please dial +44-207-154-2833 or 0800-358-3474 (toll free). In the U.S. please dial +1-800-406-7325 or internationally dial +1-303-590-3030 and enter the replay access code 3875490.

A copy of the presentation materials will also be filed with the U.S. Securities and Exchange Commission prior to the call.

NON-GAAP FINANCIAL MEASURES

HTCC has included certain non-GAAP financial measures in Hungarian forints and euros, including Pro-forma Adjusted EBITDA, in this press release. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable GAAP financial measures (but stated in Hungarian forints) is included in a table that follows. The non-GAAP financial measures referred to in this press release are by definition not a measure of financial performance or financial condition under generally accepted accounting principles and are not alternatives to operating income or net income/loss reflected in the statement of operations and are not necessarily indicative of cash available to fund all cash flow needs. These non-GAAP financial measures used by HTCC may not be comparable to similarly titled measures of other companies.

Management uses these non-GAAP financial measures for various purposes including: measuring and evaluating the Company’s financial and operational performance and its financial condition; making compensation decisions; planning and budgeting decisions; and financial planning purposes. HTCC believes that presentation of these non-GAAP financial measures is useful to investors because it (i) reflects management’s view of core operations and cash flow generation and financial condition upon which management bases financial, operational, compensation and planning decisions and (ii) presents a measurement that equity and debt investors and lending banks have indicated to management is important in assessing HTCC's financial performance and financial condition. While HTCC utilizes these non-GAAP financial measures in managing its business and believes that they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Pro-forma Adjusted EBITDA does not take into account changes in working capital and financial statement items below income from operations, and the resultant effect of these items on HTCC's cash flow. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in HTCC's documents filed with the U.S. Securities and Exchange Commission.

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a leading player in the Central and Eastern European wholesale telecommunications capacity and data market.

Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Hungarian Telephone and Cable Corp.
Financial Highlights
(in millions, except per share data)

Statements of Operations

	Three Months Ended March 31, 2008 (unaudited)	Three Months Ended March 31, 2007 (unaudited)

Mass Market Voice	$41.9	$8.9
Business	37.2	14.6
Mass Market Internet	13.5	1.1
Wholesale	38.9	24.5
Total Revenue	131.5	49.1

Cost of Sales	55.7	25.1

Gross Margin	75.8	24.0

Income from Operations	22.5	6.7

Interest Expense	(27.6)	(3.8)

Gains (losses) on derivative financial instruments	29.1	(44.3)

Gains (losses) from fair value changes of warrants	-	(15.1)

Net income (loss) attributable to common stockholders	4.0	(54.7)

Net income (loss) per common share (diluted)	$0.24	$(4.22)

Hungarian Telephone and Cable Corp.
Financial Highlights
(in millions, except per share data)

Balance Sheets

	Period Ended	Period Ended
	March 31,	December 31,
	2008	2007

	(unaudited)

Current Assets	$172.6	$118.8
Property, Plant and Equipment, net	844.0	691.5
Total Assets	1,441.2	1,110.2

Total Current Liabilities	242.8	217.1
Long Term Debt	1,059.1	812.9
Total Stockholders Equity	14.0	21.1
Total Liabilities and
Stockholders Equity	1,441.2	1,110.2

The following table presents unaudited summarized pro-forma consolidated financial information of HTCC, Invitel, Tele2 and Memorex on a pro-forma basis in Forint and Euro as though the companies had been combined at the beginning of the respective periods:

	Three months ended March 31		Three months ended March 31(a)

	2008 Pro-forma	2007 Pro-forma	2008 Pro-forma	2007 Pro-forma
	(in millions)		(in thousands)
Gross Margin	HUF 17,438	HUF 17,599	€ 69,752	€ 70,396
Adjusted EBITDA (1)	10,148	9,296	40,592	37,184
Net income (loss)	(72)	(11,393)	(288)	(45,572)

			March 31, 2008	December 31, 2007
			(in thousands)
Cash and cash equivalents			€ 30,033	€ 14,237
Cash-pay third party debt (2)			564,220	439,835
Third party debt (including non cash-pay debt) (3)			708,299	579,207
Net cash-pay third party debt (4)			534,187	425,598
Net third party debt (including non cash-pay debt) (5)			678,266	564,970
Annualized Adjusted EBITDA (6)			162,368
Leverage (7)			3.3x
Leverage (including non cash-pay debt) (8)			4.2x

(a) For purposes of convenience, certain euro amounts have been converted from Hungarian forints at the exchange rate of 250 HUF/EUR.

Reconciliation of Non-GAAP Financial Measures:

(1) Pro-forma Adjusted EBITDA is reconciled to net income as follows:

	Three months ended March 31
	2008 Pro-forma	2007 Pro-Forma
	(in millions)
Adjusted EBITDA	HUF 10,148	HUF 9,296
Cost of restructuring and integration	(1,003)	(96)
Due diligence expenses	(113)	(28)
Turkey start-up expenses	(200)	(53)
Provision for unused vacation	(108)	(7)
Other one-off items, net	(39)	(137)
EBITDA	HUF 8,685	HUF 8,975
Income taxes	(1,075)	(709)
Minority interest	(1)	-
Convertible Pref Stock Dividends	(5)	(5)
Financing expenses, net	(5,269)	(5,121)
Foreign exchange gains (losses), net	(2,681)	1,098
Gains (losses) on derivatives	5,039	(8,467)
Gains (losses) on warrants	-	(2,904)
Depreciation and amortization	(4,765)	(4,260)
Net income (loss)	HUF (72)	HUF (11,393)

(2) Cash-pay third party debt includes short and long term debt but excludes liabilities relating to derivative financial instruments.

(3) Third party debt (including non cash-pay debt) includes short and long term debt, the 2006 PIK Notes, but excludes liabilities relating to derivative financial instruments.

(4) Net cash-pay third party debt equals cash-pay third party debt calculated as described under (2) less cash and cash equivalents.

(5) Net third party debt (including non cash-pay debt) equals third party debt calculated as described under (3) less cash and cash equivalents.

(6) Pro-forma Annualized Adjusted EBITDA is calculated as Pro-forma Adjusted EBITDA for the quarter ended March 31, 2008 multiplied by 4.

(7) Pro-forma Leverage is calculated as net cash-pay third party debt as described under (4) divided by Pro-forma Annualized Adjusted EBITDA as described under (6).

(8) Pro-forma Leverage (including non cash-pay debt) is calculated as net third party debt as described under (5) divided by Pro-forma Annualized Adjusted EBITDA as described under (6).

CONTACT:
Hungarian Telephone and Cable Corp.
Robert Bowker, Chief Financial Officer
Hungary: (011) 361-801-1374
U.S.: 206-654-0204